JOHN HANCOCK CAPITAL SERIES

on behalf of John Hancock Classic Value Fund

AMENDMENT TO SUB-INVESTMENT MANAGEMENT CONTRACT

AMENDMENT made as of this 26th day of June, 2025 to the Sub-Investment Management Contract dated November 8, 2002, as amended (the “Agreement”), among John Hancock Investment Management LLC (formerly, John Hancock Advisers, LLC), a Delaware limited liability company, Pzena Investment Management, LLC, a Delaware limited liability company, and John Hancock Capital Series, on behalf of John Hancock Classic Value Fund (the “Fund”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	CHANGE IN SECTION 4 - COMPENSATION OF THE SUB-ADVISER

Section 4 of the Agreement, “Compensation of the Sub-Adviser,” is hereby amended to reflect the following fee schedule for the Fund:

Fund	First $[ ] of Average Daily Net Assets	Next $[ ] of Average Daily Net Assets	Excess over $[ ] of Average Daily Net Assets
John Hancock Classic Value Fund	[ ]%	[ ]%	[ ]%

2.	EFFECTIVE DATE

This Amendment shall become effective as of July 1, 2025.

3.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4.	OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK CAPITAL SERIES
on behalf of John Hancock Classic Value Fund

By:	/s/ Kristie Feinberg
Kristie Feinberg
President

JOHN HANCOCK INVESTMENT MANAGEMENT LLC

By:	/s/ Jay Aronowitz
Jay Aronowitz
Chief Investment Officer

PZENA INVESTMENT MANAGEMENT, LLC

By:	/s/ Allison Fisch
Name:	Allison Fisch
Title:	President

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